Exhibit 10.2

PaulHastings

Execution Counterpart

TRANSFER AGREEMENT

by and between

CITIC CULTURAL AND SPORTS INDUSTRY CO. LTD.

and

BEIJING MULTIMEDIA LIMITED

Dated as of 2003.12.16

TABLE OF CONTENTS

ARTICLE

I.	TABLE OF CONTENTS
II.	TRANSFER OF NET OPERATING PROFITS
	1.1	Agreement to Transfer
III.	CLOSING
	2.1	Time and Place of Closing
	2.2	CITIC Cultural’s Actions at Closing
	2.3	Beijing Multimedia’s Actions at Closing
IV.	ACTIONS PRIOR TO CLOSING
	3.1	Efforts of CITIC Cultural to Satisfy Conditions
	3.2	Efforts of Beijing Multimedia to Satisfy Conditions
V.	REPRESENTATIONS AND WARRANTIES
	4.1	Representations and Warranties Relating to CITIC Cultural
	4.2	Representations and Warranties Relating to the NOP Interest
	4.3	Representations and Warranties of Beijing Multimedia
VI.	COVENANTS
	5.1	Positive Covenants
	5.2	Negative Covenants
VII.	INDEMNIFICATION
VIII.	CONDITIONS PRECEDENT
	7.1	Conditions to Each Party’s Obligations
	7.2	Conditions to the Obligations of CITIC Cultural
	7.3	Conditions to the Obligations of Beijing Multimedia
IX.	shortfall undertaking
	8.1	CITIC Cultural’s Undertaking
X.	TERMINATION
	9.1	Right to Terminate
	9.2	Cessation of Agreement
	9.3	Effect of Termination
XI.	GENERAL
	10.1	Expenses
	10.2	Confidentiality
	10.3	Entire Agreement
	10.4	Captions
	10.5	Assignments
	10.6	Notices and Other Communications
	10.7	Governing Law
	10.8	Jurisdiction
	10.9	Amendments
	10.10	Counterparts
	10.11	Partial Invalidity

i

10.12	Time
10.13	Specific Performance
10.14	Disclosure by CITIC Cultural and Beijing Multimedia
10.15	Languages

ii

THIS TRANSFER AGREEMENT (this “Agreement”) dated as of 2003.12.16 is entered into by and between:

(1)                                  CITIC CULTURAL AND SPORTS INDUSTRY CO. LTD. (“CITIC Cultural”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”); and

(2)                                  BEIJING MULTIMEDIA LIMITED, a company organized and existing under the laws of the British Virgin Islands (“Beijing Multimedia”).

WITNESSETH:

WHEREAS, CITIC Cultural holds forty-nine percent (49%) of the registered capital (such 49% equity interest, the “Beijing Metro Media Equity Interest”) of Beijing Metro Cultural Media Investment Co. Ltd (“Beijing Metro Media”), which holds seventy percent (70%) of the registered capital (such 70% equity interest, the “Beijing Metro Advertisement Equity Interest”) of Beijing Metro Media Advertisement Co. Ltd. (“Beijing Metro Advertisement”).  That is CITIC Cultural holds 34.3% indirect equity interest in Beijing Metro Advertisement.

WHEREAS, Beijing Metro Media possesses exclusive rights to distribute publications and print advertisements in all of the subway system in Beijing City and Beijing Metro Advertisement is in the business of the design, production and publication of advertisements.

WHEREAS, CITIC Cultural, subject to the terms and conditions of this Agreement, will transfer up to all its rights, title and interest in and to all dividends, distributions and other income it receives from Beijing Metro Media which is attributable to 87.5% of CITIC Cultural’s 34.3% indirect equity interest (87.5% of 34.3% being approximately 30%) in Beijing Metro Advertisement (the “NOP Interest”) subject to certain adjustments in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF NET OPERATING PROFITS

1.1                                 Agreement to Transfer.

(a)                                  Transfer of NOP Rights.  Subject to the terms and conditions hereof, , CITIC Cultural agrees to transfer (without recourse except to the extent specifically provided herein) all its rights, title and interest (present and future, actual or contingent) in and to the NOP Interest during the period commencing on January 1, 2004 (the “Commencement Date”) and ending on the later of December 31, 2016 or the date on which the License Agreement, dated around August 6, 2002, between Beijing Metro Cultural Media Co. Ltd. and Beijing Metro Group Co. Ltd. shall terminate (the “Ending Date”, and the period from the Commencement Date to the Ending Date, the “Relevant Period”) (provided, for the avoidance of doubt, that all NOP Interest received after the Commencement Date but declared or arising prior to the Commencement Date shall not be transferred hereunder) and Beijing Multimedia agrees to take a transfer of such rights, title and interest in and to the NOP Interest subject to the terms and conditions of this Agreement.

(b)                                 Transfer of NOP Interest.  CITIC Cultural shall transfer all funds it shall receive from Beijing Metro Media representing the NOP Interest transferred under this Agreement for every half fiscal year period, within 60 days after the end of each half fiscal year, to a bank account designated in writing by Beijing Multimedia (the “Designated Account”), except that the last transfer of the appropriate NOP Interest transfer shall occur within 60 days after the Ending Date (each such transfer, an “NOP Transfer”).  By way of illustration, the first NOP Transfer for the NOP Interest transferred hereunder relating to the period from the Commencement Date to June 30, 2004 shall occur on or before the 60th day after June 30, 2004 and the second NOP Transfer relating to the next period from July 1, 2004 to December 31, 2004 shall occur on or before the 60th day after December 31, 2004.  The last NOP Transfer shall occur on or before the 60th day after the Ending Date.  CITIC Cultural shall be responsible for obtaining all approvals from the relevant government agencies and authorities in the People’s Republic of China (“PRC Authorities”), including, without limitation, approval from the PRC State Administration of Foreign Exchange (“SAFE”), for the remittance of each NOP Transfer transferred under this Agreement to the Designated Account in U.S. dollars.

(c)                                  The Consideration.  The consideration for CITIC Cultural’s transfer of its rights, title and interest in and to the NOP Interest (the “NOP Transfers”) to Beijing Multimedia during the Relevant Period is cash calls by CITIC Cultural of US$50,000,000 (“NOP Cash Calls”).  CITIC Cultural undertakes that the NOP Cash Calls shall be used to fund the working capital requirements for the growth and expansion of its multimedia business in the PRC and, as permissible, Asia, Europe and the United States of America.  The NOP Cash Calls shall be paid by Beijing Multimedia to CITIC Cultural by payment to a bank account in the PRC designated in writing by CITIC Cultural (“Payment Account”) for the purpose of the receipt of the NOP Cash Calls.  CITIC Cultural shall be responsible for obtaining all relevant approvals and procedures from the PRC Authorities relating to payment and remittances under this Agreement and the relevant NOP Interest shall be deemed to have been transferred upon the relevant payment to the Payment Account.

(d)                                 Adjustments.  In the event that the full amount of the NOP Cash Calls could not be paid by Beijing Multimedia to CITIC Cultural for any reason whatsoever on or before March 31, 2004, the amount of the NOP Interest transferred under this Agreement, including all relevant references under this Agreement to the term “NOP Interest” shall be adjusted and reduced by a factor of 0.0017% for each US$100,000 shortfall in the NOP Cash Calls paid by Beijing Multimedia to CITIC Cultural Provided Always that the minimum amount of the NOP Transfers under this Agreement shall in any event be not less than 15% of the NOP Interest transferred hereunder if the full NOP Cash Calls had been paid.  The minimum NOP Interest transferred under this Agreement is in recognition of the substantial skill and effort utilized by Beijing Multimedia in structuring the present transaction.

(e)                                  Ownership of the NOP Interest.  On and after the Commencement Date, subject to Sections 3(d) and 9.3(b) hereof, Beijing Multimedia shall own all of CITIC Cultural’s rights, title and interest (present and future, actual or contingent) in and to the NOP Interest as they relate to the Relevant Period and CITIC Cultural shall not take any action inconsistent with such ownership nor shall CITIC Cultural claim any ownership interest in such NOP Interest during the Relevant Period.

ARTICLE II

CLOSING

2.1                                 Time and Place of Closing.  The closing (“Closing”) for the transactions set forth in this Agreement between the parties shall take place at such place as the parties deem appropriate on or before January 15, 2004 or at such other time and/or on such other date as the parties may mutually agree in writing (the “Closing Date”).

2.2                                 CITIC Cultural’s Actions at Closing.  At Closing, against delivery by Beijing Multimedia of the documents referred to in Section 2.3 hereof, CITIC Cultural shall deliver to Beijing Multimedia the following:

(a)                                  A certificate dated as of the Closing Date, executed and delivered by a duly authorized officer of CITIC Cultural pursuant to Section 7.3(a) hereof; and

(b)                                 The legal opinion referred to in Section 7.3(f) hereof.

2.3                                 Beijing Multimedia’s Actions at Closing.  At Closing, against delivery by CITIC Cultural of the documents referred to in Section 2.2 hereof, Beijing Multimedia shall deliver to CITIC Cultural the following:

(a)                                  A certificate dated as of the Closing Date, executed and delivered by a duly authorized officer of Beijing Multimedia pursuant to Section 7.2(a) hereof;

(b)                                 True and complete copies of the resolutions or consents of the board of directors of Beijing Multimedia approving this Agreement and the transactions that are the subject of this Agreement;

(c)                                  True and complete copies of the resolutions of Beijing Multimedia’s sole shareholder approving this Agreement and the transactions that are the subject of this Agreement;

(d)                                 The legal opinion referred to in Section 7.2(g) hereof; and

(e)                                  Satisfaction of Section 7.2(i) hereof regarding the payment of the NOP Cash Calls.

ARTICLE III

ACTIONS PRIOR TO CLOSING

3.1                                 Efforts of CITIC Cultural to Satisfy Conditions.  CITIC Cultural shall use its reasonable best efforts to cause all the conditions set forth in Sections 7.1 and 7.3 to be satisfied prior to or at Closing.

3.2                                 Efforts of Beijing Multimedia to Satisfy Conditions.  Beijing Multimedia shall use its reasonable efforts to cause all the conditions set forth in Sections 7.1 and 7.2 to be satisfied prior to or at Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1                                 Representations and Warranties Relating to CITIC Cultural.  CITIC Cultural represents and warrants to Beijing Multimedia as of the date hereof as follows:

(a)                                  CITIC Cultural (i) is a corporation duly organized and validly existing under the laws of the People’s Republic of China and has or will, by the Closing Date, have taken all necessary action and corporate approvals to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now conducted; and (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all government authorities having jurisdiction, to the extent required for such ownership operation and conduct, except where failure to do so could not reasonably be expected to have a Material Adverse Effect on CITIC Cultural.  When used in connection with any party to this Agreement, the term “Material Adverse Effect” means, with respect to any entity, any event, change, occurrence, development, circumstance or effect that is or would reasonably be expected to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of such entity and its subsidiaries taken as a whole or the ability of such entity to consummate the transactions contemplated by this Agreement;

(b)                                 No litigation is pending or, to the knowledge of CITIC Cultural, threatened against CITIC Cultural that (i) challenges CITIC Cultural’s right or power to enter into or perform any of its obligations under this Agreement or any related document, or the validity or enforceability of this Agreement or any related document or any action taken hereunder or thereunder, or (ii) seeks to prevent the NOP Transfer or the consummation of any of the transactions that are the subject of this Agreement or any related documents or (iii) has a reasonable risk of being determined adversely to CITIC Cultural and that, if so determined, would reasonably be expected to have a Material Adverse Effect on CITIC Cultural;

(c)                                  (i) CITIC Cultural has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CITIC Cultural, (ii) no contract, lease or other agreement or instrument has been entered into by CITIC Cultural or has become binding upon CITIC Cultural’s assets and no law or regulation applicable to CITIC Cultural has been adopted that has had or could reasonably be expected to have a Material Adverse Effect on CITIC Cultural, and (iii) CITIC Cultural is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which CITIC Cultural is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect on CITIC Cultural.  As of the Closing Date, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect on CITIC Cultural;

(d)                                 This Agreement has been duly executed and delivered by CITIC Cultural and is a valid and binding agreement of CITIC Cultural, enforceable against CITIC Cultural in accordance with its terms;

(e)                                  Neither the execution or delivery of this Agreement nor the consummation of the transactions that are the subject of this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under the Articles of Association and Enterprise Legal Person Business Licence of CITIC Cultural or any agreement or instrument to which CITIC Cultural or any subsidiary of CITIC Cultural is a party or by which any of them is bound nor will it, as at the Closing Date, violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over CITIC Cultural or any of its subsidiaries;

(f)                                    CITIC Cultural has good and valid title to the Beijing Metro Media Equity Interest, which represents 49% of the equity interest in Beijing Metro Media as of the date hereof, free and clear of all liens and encumbrances and to the best of its knowledge, has a 34.3% indirect interest in the Beijing Metro Advertisement Equity Interest, which is represented by Beijing Metro Media’s 70% equity interest in Beijing Metro Advertisement, free and clear of all liens and encumbrances; CITIC Cultural has all the absolute right and authority to receive and transfer all of its rights, title and interest in and to the NOP Interest under this Agreement, and the transfer of such rights, title and interests in and to the NOP Interest constitutes, as applicable, a valid sale, transfer, assignment and conveyance to Beijing Multimedia of all rights, title and interests of CITIC Cultural in and to such NOP Interest;

(g)                                 All consents, approvals, licences and authorizations of, and all filings and registrations with, any governmental or statutory agency or authority, including the PRC Authorities (including, without limitation, SAFE), necessary for the due execution and delivery of this Agreement have been obtained or will, as far as the same are required to be done or performed by CITIC Cultural, by the Closing Date, be necessary for the performance by CITIC Cultural of the terms of this Agreement have been obtained or will, by the Closing Date, be obtained;

(h)                                 No information contained in this Agreement, any related document, or any written statement furnished by or on behalf of CITIC Cultural to Beijing Multimedia pursuant to the terms of this Agreement or any of the other related documents, taken as a whole, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; and

(i)                                     There have been no examinations or audits of any tax returns or reports of CITIC Cultural or any of its subsidiaries by any applicable governmental agency; each of CITIC Cultural and all of its subsidiaries has duly filed all tax returns required to have been filed by it and paid all Taxes  (as defined below) shown to be due on such returns, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year with respect to such entities.  When used in connection with any party to this Agreement, “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax or other assessment or charge of a similar nature, together with any interest or any penalty, addition to tax or additional amount payable by an entity and imposed by any governmental authority responsible for the imposition of any such tax.

4.2                                 Representations and Warranties Relating to the NOP Interest.  CITIC Cultural represents and warrants to Beijing Multimedia as of the date hereof in connection with its rights, title and interest in and to the NOP Interest as follows:

(a)                                  CITIC Cultural shall have sold all of its rights, title and interest in and to the NOP Interest during the Relevant Period for cash consideration and have transferred such rights pursuant to Section 1.1(a), for an amount that constitutes fair consideration and reasonable value therefor; and

(b)                                 CITIC Cultural is not aware of the existence of any fact that could result in material impairment in the distribution or collectability of the NOP Interest.

4.3                                 Representations and Warranties of Beijing Multimedia.  Beijing Multimedia represents and warrants to CITIC Cultural as of the date hereof as follows:

(a)                                  Beijing Multimedia (i) is a corporation duly organized and validly existing under the laws of the British Virgin Islands and has or will, by the Closing Date, have taken all necessary action and corporate approvals, including board and sole shareholder approval, to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (ii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all government authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where failure to do so could not reasonably be expected to have a Material Adverse Effect on Beijing Multimedia;

(b)                                 No litigation is pending or, to the knowledge of Beijing Multimedia, threatened against Beijing Multimedia that (i) challenges Beijing Multimedia’s right or power to enter into or perform any of its obligations under this Agreement or any related document, or the validity or enforceability of this Agreement or any related document, or any action taken hereunder or thereunder; (ii) seeks to prevent the consummation of any of the transactions that are the subject of this Agreement or any related documents or (iii) has a reasonable risk of being determined adversely to Beijing Multimedia and that, if so determined, could have a Material Adverse Effect on Beijing Multimedia;

(c)                                  (i)  Beijing Multimedia has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Beijing Multimedia, (ii) no contract, lease or other agreement or instrument has been entered into by Beijing Multimedia or has become binding upon Beijing Multimedia’s assets and no law or regulation applicable to Beijing Multimedia has been adopted that has had or could reasonably be expected to have a Material Adverse Effect on Beijing Multimedia, and (iii) Beijing Multimedia is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which Beijing Multimedia is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect on Beijing Multimedia.  As of the Closing Date, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect on Beijing Multimedia;

(d)                                 This Agreement has been duly executed and delivered by Beijing Multimedia and is a valid and binding agreement of Beijing Multimedia, enforceable against Beijing Multimedia in accordance with its terms;

(e)                                  Neither the execution or delivery of this Agreement nor the consummation of the transactions that are the subject of this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under the Memorandum of Association and Articles of Association of Beijing Multimedia or any agreement or instrument to which Beijing Multimedia is a party or by which any of them is bound nor will it, as at the Closing Date, violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Beijing Multimedia or any of its subsidiaries;

(f)                                    All consents, approvals, licences and authorizations of, and all filings and registration with, any governmental or statutory agency or authority necessary for the due execution and delivery of this Agreement have been obtained or will, as far as the same are required to be done or performed by Beijing Multimedia by the Closing Date, be necessary for the performance by Beijing Multimedia of the terms of this Agreement have been obtained or will, by the Closing Date, be obtained and all consents, approvals, licences, authorizations, filings and registrations necessary for the performance or enforceability hereof and for the performance by Beijing Multimedia of the terms of this Agreement have been obtained or will, by the Closing Date, be obtained; and

(g)                                 No information contained in this Agreement, any of the other related documents, or any written statement furnished by or on behalf of Beijing Multimedia to CITIC Cultural pursuant to the terms of this Agreement or any of the other related documents, taken as a whole, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

COVENANTS

5.1                                 Positive Covenants.

(a)                                  Conduct of Business.  CITIC Cultural shall, and shall use reasonable efforts to cause Beijing Metro Media and Beijing Metro Advertisement to, carry on and conduct their respective business in substantially the same manner and in substantially the same fields of enterprise as they are presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as domestic limited liability companies in the People’s Republic of China and maintain all requisite authority to conduct their business in the People’s Republic of China.

(b)                                 Further Assurance.  At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time and agrees to co-operate with Beijing Multimedia and provide all information that is necessary or desirable in connection with the obtaining of the shareholder, regulatory and government approval contemplated hereunder.

(c)                                  Notices.

(i)                                     CITIC Cultural shall give prompt notice to Beijing Multimedia of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty by CITIC

Cultural contained in this Agreement to be untrue or inaccurate in any material respect, and (b) any failure of CITIC Cultural to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice by CITIC Cultural pursuant to this Section 5.1(c)(i) shall not limit or otherwise affect the remedies available to Beijing Multimedia; and

(ii)                                  Beijing Multimedia shall give prompt notice to CITIC Cultural of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty by Beijing Multimedia contained in this Agreement to be untrue or inaccurate in a material respect, and (b) any failure of Beijing Multimedia to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice by Beijing Multimedia pursuant to this Section 5.1(c)(ii) shall not limit or otherwise affect the remedies available to CITIC Cultural.

(d)                                 Payment of PRC Taxes.  CITIC Cultural shall pay when due, and the amount of NOP Interest deliverable to Beijing Multimedia and shall be subject to the payment and withholding of, any Taxes (including but not limited to value added tax, withholding tax and any similar taxes) imposed or which may be imposed by the PRC Authorities and any other Tax authority which has any right to any portion of the NOP Interest payable in connection with the sale of its rights, title and interest in and to the NOP Interest or in connection with each Transfer.

5.2                                 Negative Covenants.

(a)                                  Sale of the NOP Interest.  CITIC Cultural shall not sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income and distributions in respect of the NOP Interest during the Relevant Period, in whole or in part.

(b)                                 Liens.  CITIC Cultural shall not create or incur, assume and shall use reasonable efforts not to permit to exist any adverse claim on or with respect to its NOP Interest or any of its other properties or assets relating to the NOP Interest (whether now owned or hereafter acquired).  In addition, CITIC Cultural shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a lien on any of its properties or other assets relating to the NOP Interest in favor of Beijing Multimedia as additional collateral for the recourse and indemnity obligations of CITIC Cultural to Beijing Multimedia hereunder, or with respect to any NOP Transfer.

ARTICLE VI

INDEMNIFICATION

6.1 (a)  CITIC Cultural agrees to indemnify and hold harmless Beijing Multimedia, its successors in title, and any of its assignees against all or any losses, damages, claims, demands or liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of a breach or breaches by CITIC Cultural of any of the representations, warranties, undertakings or covenants given by it in this Agreement or for any breach of any term or condition of this Agreement or for any failure or default by CITIC Cultural to transfer the NOP Interest in accordance with the terms of this Agreement.

(b)                                 Beijing Multimedia agrees to indemnify and hold harmless CITIC Cultural, its successors in title, and any of its assignees against all or any losses, damages, claims, demands or liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of a breach or breaches by Beijing Multimedia of any of the representations, warranties, undertakings or covenants given by it in this Agreement or for any breach of any term or condition of this Agreement or for any failure or default by Beijing Multimedia to pay the NOP Cash Calls in accordance with the terms of this Agreement.

(c)                                  No claim shall be made by either party hereto against the other party in respect of any breach of any representation or warranty by the other party to the extent that such breach or claim would not have arisen but for a change in law, legislation or the rules or regulations of any regulatory authority in the People’s Republic of China, the British Virgin Islands, the Hong Kong Special Administrative Region or any relevant jurisdiction coming into force after the date of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                                 Conditions to Each Party’s Obligations.  The performance of each party’s obligations at Closing is subject to the satisfaction of the following conditions (any or all of which may be waived in writing by each party):

(a)                                  The issuance of a valuation report based on the valuation date of August 25, 2003 relating to the rights, title and interest in and to the NOP Interest transferred hereunder to the satisfaction of both CITIC Cultural and Beijing Multimedia.

7.2                                 Conditions to the Obligations of CITIC Cultural.  The performance of the obligations of CITIC Cultural at Closing is subject to the satisfaction of the following conditions (any or all of which may be waived by CITIC Cultural):

(a)                                  The representations and warranties of Beijing Multimedia contained in this Agreement shall be true and correct in all material respects at the Closing Date, and Beijing Multimedia shall have delivered to CITIC Cultural a certificate dated the Closing Date signed by an authorized officer of Beijing Multimedia to that effect in form and substance reasonably satisfactory to CITIC Cultural;

(b)                                 Beijing Multimedia shall have fulfilled all of its obligations under this Agreement required to have been fulfilled on or prior to the Closing Date;

(c)                                  No order shall have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains CITIC Cultural from completing the transactions that are the subject of this Agreement;

(d)                                 Beijing Multimedia shall have received all authorizations and approvals from its board of directors and its sole shareholder, to consummate the transactions that are the subject of this

Agreement;

(e)                                  All consents, approvals, licences and authorizations of, and all filings and registrations with, any governmental or statutory agency or regulatory authority necessary for the transfer of CITIC Cultural of its rights, title and interest in and to the NOP Interest to Beijing Multimedia hereunder, and the receipt of the NOP Transfers from CITIC Cultural, pursuant to this Agreement shall have been obtained by Beijing Multimedia;

(f)                                    All regulatory and third party permissions, approvals or consents necessary for the consummation of the transactions at Closing shall have been obtained by Beijing Multimedia;

(g)                                 Issuance of a legal opinion by Beijing Multimedia’s British Virgin Islands counsel acceptable to CITIC Cultural of the transactions that are the subject of this Agreement;

(h)                                 No Termination Event as set out in Article IX shall have occurred and be continuing; and

(i)                                     Beijing Multimedia shall provide confirmation and sufficient evidence (if required) to the satisfaction of CITIC Cultural that payment of the NOP Cash Calls will be made on or before March 31, 2004.

7.3                                 Conditions to the Obligations of Beijing Multimedia.  The performance of the obligations of Beijing Multimedia at Closing is subject to the satisfaction of the following conditions (any or all of which may be waived by Beijing Multimedia):

(a)                                  The representations and warranties of CITIC Cultural contained in this Agreement shall be true and correct in all material respects at the Closing Date, and CITIC Cultural shall have delivered to Beijing Multimedia a certificate dated the Closing Date and signed by a duly authorized officer of CITIC Cultural to that effect in form and substance reasonably satisfactory to Beijing Multimedia;

(b)                                 CITIC Cultural shall have fulfilled in all material respects all of its obligations under this Agreement required to have been fulfilled on or prior to the Closing Date;

(c)                                  No order shall have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Beijing Multimedia from completing the transactions that are the subject of this Agreement;

(d)                                 All consents, approvals, licences and authorizations of, and all filings and registrations with, any governmental or statutory agency or regulatory authority, including the PRC Authorities, necessary for the transfer of the NOP Interest to Beijing Multimedia pursuant to this Agreement should have been obtained by CITIC Cultural, or Beijing Multimedia shall have received an officer’s certificate from CITIC Cultural in form and substance satisfactory to Beijing Multimedia affirming that no such consents or approvals are required;

(e)                                  No Termination Event as set out in Article IX shall have occurred and be continuing; and

(f)                                    CITIC Cultural’s PRC counsel shall have issued a legal opinion acceptable to Beijing Multimedia in relation to the validity of the transactions that are the subject of this Agreement under the laws of the People’s Republic of China, including without limitation, the third party consents and government approvals necessary for the NOP Transfers.

ARTICLE VIII

SHORTFALL UNDERTAKING

8.1                                 CITIC Cultural’s Undertaking.  On the assumption that the full amount of the NOP Cash Calls is paid by Beijing Multimedia to CITIC Cultural for the transfer of the entire NOP Interest on or before March, 31, 2004, for each of the first three (3) years after the Commencement Date (such three (3) year period, the “Shortfall Period”), the aggregate annual amounts of the NOP Transfers, calculated as of thirty (30) days after December 31, to Beijing Multimedia by CITIC Cultural for the year ended December 31 (the “Annual Aggregate NOP Transfers”) is expected to be at least US$20 million.  During each year in the Shortfall Period, in the event that the Annual Aggregate NOP Transfers is less than US$20 million, CITIC Cultural undertakes to provide to Beijing Multimedia cash or other businesses of CITIC Cultural (subject to all relevant approvals) generating an additional amount (the “Additional Amounts”) equal to such shortfall, such that the Annual Aggregate NOP Transfers together with the Additional Amounts for the prior fiscal year shall not be less than US$20 million, within ninety (90) days after December 31 without any prior notice served by Beijing Multimedia.  Notwithstanding any provision herein or elsewhere to the contrary, to the extent that the sum of the combined NOP Transfers and any Additional Amounts paid or payable to Beijing Multimedia in the aggregate during or with respect to the Shortfall Period shall exceed US$60 million, CITIC Cultural’s obligation to provide the Additional Amounts shall cease.  For the avoidance of doubt, any Annual Aggregate NOP Transfer or Additional Amount hereunder shall be subject to payment or provision for Taxes, including without limitation, a 20% PRC withholding tax to which any Annual Aggregate NOP Transfer or Additional Amount currently may be subject.  In the event that less than the full amount of the NOP Cash Calls paid by Beijing Multimedia to CITIC Cultural by March 31, 2004, the obligations under this Clause 8.1 shall be pro rated by the amount of the actual NOP Interest transferred on or before March, 31 2004 in relation to the total NOP Interest which would have been transferred save for the adjustments under Section 3(d).

ARTICLE IX

TERMINATION

9.1                                 Right to Terminate.  This Agreement may be terminated at any time:

(a)                                  By CITIC Cultural if Beijing Multimedia shall have breached any of the material terms and conditions of, or otherwise failed to fulfill its obligations under this Agreement, and such breach or failure is not cured within five (5) business days after notice thereof by CITIC Cultural to Beijing Multimedia.

(b)                                 By Beijing Multimedia if CITIC Cultural shall have breached any of the material terms and condition of, or otherwise failed to fulfill its obligations under this Agreement and such breach or failure is not cured within five (5) business days after notice thereof by Beijing Multimedia to CITIC Cultural.

9.2                                 Cessation of Agreement.  If (a) any of the conditions in Sections 7.1 and 7.2 is not satisfied or waived by CITIC Cultural; (b) any of the conditions in Sections 7.1 and 7.3 is not satisfied or waived by Beijing Multimedia; or (c) Closing for whatever reason does not occur on or prior to 5 business days for the date of this Agreement or such other date as may be mutually agreed in writing between the parties, this Agreement shall, without further action from any party, cease and be terminated.

9.3                                 Effect of Termination.

(a)                                  Upon termination of this Agreement pursuant to Sections 9.1 and 9.2 above, neither party shall have any further rights or obligations, or any claim against the other party for any costs, damages, compensation or otherwise, under this Agreement, except for any liability for any breach of this Agreement that occurs before this Agreement is terminated.

(b)                                 The termination or cessation of this Agreement however caused shall not affect any provision of this Agreement which is expressly provided to come into effect or to continue in effect after such termination or cessation.

ARTICLE X

GENERAL

10.1                           Expenses.  CITIC Cultural and Beijing Multimedia shall each pay its own expenses in connection with the transactions that are the subject of this Agreement, including applicable transaction Taxes and legal fees in connection with the enforcement of this Agreement and the other related documents, but excluding any costs of enforcement or collection of the NOP Interest.

10.2                           Confidentiality.  The parties hereto each agree not to disclose any information with respect to the terms of this Agreement or the transactions contemplated in this Agreement, except in accordance with this Section 10.2 or Section 10.14 hereof.  Neither party hereto shall issue any press releases or otherwise make any public statements with respect to this Agreement, except that nothing in this Section 10.2 shall prevent either party from making any statement when and as required by applicable law or any regulation or requirement of any governmental or regulatory authority or by the rules of any securities exchange or securities quotation system on which the securities of that party or an affiliate are listed or quoted, provided that such party first consults with the other party regarding the wording of such statement.  The provisions of this Section 10.2 shall continue and endure notwithstanding the termination or cessation of this Agreement.

10.3                           Entire Agreement.  This Agreement contains the entire agreement between CITIC Cultural and Beijing Multimedia relating to the transactions that are the subject of this Agreement; all prior negotiations, understandings and agreements between CITIC Cultural and Beijing Multimedia shall be superseded by this Agreement; and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement other than those expressly set forth in this Agreement.

10.4                           Captions.  The captions of the Articles and Sections of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

10.5                           Assignments.  Except for assignment to an affiliate, neither this Agreement nor any right of any party under it may be assigned without the prior written consent of the other parties.

10.6                           Notices and Other Communications.  Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with evidence of transmission to the number to which it is required to be sent), on the day after the day on which sent by a recognized overnight courier service, or on the third business day after the day on which mailed by first class mail to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to CITIC Cultural:	CITIC Cultural and Sports Industry Co. Ltd.
No.23 Dong Zhi Men Wei
Beijing 100600
People’s Republic of China

Attention: Mr. Li Bolun
Facsimile No: +8610 6532 7604

If to Beijing Multimedia:	Beijing Multimedia Limited
c/o East Asia Corporate Services (BVI) Limited
East Asia Chambers, P.O. Box 901
Road Town, Tortola
British Virgin Islands

Attention: Mak Wai Keung, Shawn
Facsimile No: +284 49 55088

with a copy to:	Mak Wai Keung, Shawn
9/F, Villa Elegance
1 Robinson Road
Hong Kong

Facsimile No: +852 2868 3666

10.7                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region without regard to any conflicts of laws provision thereof.

10.8                           Jurisdiction.  The parties to this Agreement hereby submit to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region (and of the appropriate appellate courts) and waive any objections to venue laid therein.

10.9                           Amendments.  This Agreement shall not be altered, changed, supplemented or amended except by an instrument or document in writing signed by CITIC Cultural and Beijing Multimedia.

10.10                     Counterparts.   This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement.

10.11                     Partial Invalidity.    If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part thereof shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

10.12                     Time.   Time shall be of the essence hereof.

10.13                     Specific Performance.   The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.14                     Disclosure by CITIC Cultural and Beijing Multimedia.   CITIC Cultural and Beijing Multimedia may disclose any information with respect to this Agreement or the transactions contemplated hereby (a “Disclosure”) to any potential investors or providers of financing to the transactions that are the subject of this Agreement and any related agreement without any need to obtain the approval of the other party; provided, however, that prior to the Closing Date:

(a)                                  Each of CITIC Cultural or Beijing Multimedia shall provide the other party with an advance copy of the draft of any proposed Disclosure at least two business days in advance of its disclosure date; and

(b)                                 The receiving party of any proposed Disclosure may submit any objections, proposed corrections or comments concerning the proposed Disclosure to the other party within the two day period referred to in Section 10.14(a) above, but any such submission shall not obligate the other party to modify or withhold release of the Disclosure (regardless of the final form thereof).

10.15                     Languages.   This Agreement is executed in both the Chinese and English languages.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

[SEAL]

CITIC CULTURAL AND SPORTS INDUSTRY CO. LTD.

By:	/s/ Li Bolun
Name:	Li Bolun
Title:	Chairman

BEIJING MULTIMEDIA LIMITED

By:	/s/ Mak Wai Keung, Shawn
Name:	Mak Wai Keung, Shawn
Title:	Director

[ILLEGIBLE] DeHeng Law Offices

Tower B 12th Floor, Focus Place
No. 19 Financial Street	Tel: 86 10 6657 5888 6523 2180
Beijing 100032, PRC	Fax: 86 10 6523 2181
[ILLEGIBLE]	Website: www.dhl.com.cn
[ILLEGIBLE] 12 [ILLEGIBLE]: 100032	Email: jllu@dhl.com.cn

CITIC Cultural and Sports Industry Co., Ltd.
No. 23 Dong Zhi Men Wai
Beijing 100600
People’s Republic of China
Attn.: Mr. Li Bolun

Mr. Mak Wai Keung, Shawn
9/F, Villa Elegance
1 Robinson Road
Hong Kong

Eagle Treasure Limited
c/o East Asia Corporate Services (BVI) Limited	&	c/o Haldanes
East Asia Chambers, P.O. Box 901		8/F, Ruttonjee House
Road Town, Tortola		11 Duddell Street
British Virgin Islands		Central, Hong Kong
Attn.: Mr. Mak Wai Keung, Shawn		Attn.: Mr. John McLellan

Beijing Multimedia Limited
c/o East Asia Corporate Services (BVI) Limited	&	c/o Mr. Mak Wai Keung, Shawn
East Asia Chambers, P.O. Box 901		9/F, Villa Elegance
Road Town, Tortola		1 Robinson Road
British Virgin Islands		Hong Kong
Attn.: Mr. Mak Wai Keung, Shawn

CENTIV INC.
988 Forest Edge Drive
Vernon Hills
IL 60061

Rosy Hill Investment Limited
c/o East Asia Corporate Services (BVI) Limited	&	c/o Haldanes
East Asia Chambers, P.O. Box 901		8/F, Ruttonjee House
Road Town, Tortola		11 Duddell Street
British Virgin Islands		Central, Hong Kong
Attn.: Mr. John McLellan

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December 16, 2003

Ladies and Gentlemen:

The Agreement and the Transfer of NOP Interest Thereunder

We are qualified to practice law in the People’s Republic of China (the PRC) and are qualified to issue this PRC legal opinion at your request and in connection with the Transfer Agreement dated December 16, 2003 by and between CITIC Cultural and Sports Industry Co., Ltd. (CITIC Cultural) and Beijing Multimedia Limited (Beijing Multimedia) (the Agreement) and the transfer of the NOP Interest thereunder. This legal opinion is given pursuant to clause 7.3(f) of the Agreement.

Unless the context otherwise requires, terms defined in the Agreement shall have the same meaning when used in this legal opinion.

This legal opinion is confined to, and given on, the basis of the laws of the PRC effective as at the date hereof. We have not investigated and we do not express or imply any opinion on the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinion stated herein.

For the purposes of this opinion we have reviewed a copy of each of the following documents:

(A)                              In relation to CITIC Cultural

1.                                       Enterprise Legal Person Business License issued by Beijing Municipal Administration of Industry and Commerce (the Beijing AIC) on February 16, 2001;

2.                                       Articles of Association dated January 15, 2001;

3.                                       Amendment to the Articles of Association dated May 9, 2001;

4.                                       Amendment to the Articles of Association dated October 29, 2001;

5.                                       Amendment to the Articles of Association dated April 3, 2002;

6.                                       Amendment to the Articles of Association dated January 6, 2003;

(B)                                In relation to New Concept Media Investment Co., Ltd. (New Concept)

7.                                       Equity Transfer Agreement between Beijing Xinxin Advertisement Co., Ltd. and Beijing Tianping Economic and Cultural Co., Ltd. (Tianping) dated August 26, 2003;

8.                                       Resolution of the 8th session of the 1st Shareholders’ Meeting dated August 26, 2003;

9.                                       Resolution of the 9th session of the 1st Shareholders’ Meeting dated August 26, 2003;

10.                                 Amendment to the Articles of Association dated August 26, 2003;

11.                                 Enterprise Legal Person Business License issued by Beijing AIC on November 3, 1999;

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(C)                                In relation to Beijing Metro Cultural Media Investment Co. Ltd (Beijing Metro Media)

12.                                 Enterprise Legal Person Business License issued by Beijing AIC on March 27, 2003;

13.                                 Articles of Association effective as of March 27, 2003;

14.                                 Shareholders Agreement among Beijing Metro Group Co., Ltd., CITIC Cultural and Men Fan Shao dated August 6, 2002;

15.                                 Supplemental Agreement to the Shareholders Agreement;

(D)                               In relation to Beijing Metro Media Advertisement Co. Ltd (Beijing Metro Advertisement)

16.                                 Enterprise Legal Person Business License issued by Beijing AIC on August 8, 2003;

17.                                 Advertising Operation License issued by Beijing AIC on August 8, 2003;

18.                                 Articles of Association dated June 4, 2003;

19.                                 Shareholders Agreement among Beijing Metro Media, Beijing Metro Economic & Technology Trade Limited and Beijing Century Guan Yin Advertisement Limited dated June 4, 2003;

(E)                                 In relation to the Franchise Agreement

20.                                 Franchise Agreement between Beijing Metro Group Co., Ltd. and Beijing Metro Media dated around August 6, 2002 (the Franchise Agreement);

21.                                 Confirmation Letter issued by Beijing Metro Group Co., Ltd. to Beijing Metro Media and Beijing Metro Advertisement dated October 9, 2003;

22.                                 Confirmation Letter issued by Beijing Metro Group Co., Ltd. to Beijing Municipal News and Publications Bureau dated October 9, 2003;

(F)                                 In relation to the Agreement

23.                                 the Agreement; and

24.                                 Resolution of Shareholders’ Meeting of CITIC Cultural dated September 8, 2003 approving the execution of the Agreement and the transfer of NOP Interest thereunder.

In providing our opinion below, we have assumed:

(i)                                     all copy documents sent to us conform to their originals, including documents “certified” as true copies;

(ii)                                  all of the original or copies of which have been sent to us are authentic;

(iii)                               the signatures on all documents are genuine;

(iv)                              the legal capacity of the natural person signatories of the documents; and

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(v)                                 all factual statements made in such documents are correct, and the Shareholders Agreement, Articles of Association and Business License have not been amended or modified and the information contained therein remains true and accurate.

Based upon and subject to the foregoing, we are of the legal opinion that:

1.                                       CITIC Cultural is a corporation duly organized and validly existing under PRC laws, of which China CITIC Group Company duly holds forty percent (40%), Tianping duly holds thirty-five percent (35%) and New Concept duly holds twenty-five percent (25%) of its registered capital, respectively;

2.                                       Upon completion of the equity restructuring of New Concept, by which Tianping duly holds forty-nine percent (49%) of the registered capital of New Concept, and through appointing the Legal Representative and the Chairman of the Board of CITIC Cultural, Tianping actually enjoys the biggest share of control over CITIC Cultural attributable to its thirty five percent (35%) direct equity interest in CITIC Cultural and twelve-point-two-five percent (12.25%) indirect equity interest in CITIC Cultural through New Concept;

3.                                       All shareholders of CITIC Cultural, China CITIC Group Company, Tianping and New Concept, have duly approved the execution of the Agreement and the transfer of NOP Interest thereunder;

4.                                       Beijing Metro Media is a corporation duly organized and validly existing under PRC laws, of which CITIC Cultural duly holds forty-nine percent (49%) of its registered capital;

5.                                       Beijing Metro Advertisement is a corporation duly organized and validly existing under PRC laws, of which Beijing Metro Media duly holds seventy percent (70%) of the registered capital;

6.                                       CITIC Cultural has good and valid title to the Beijing Metro Media Equity Interest, which represents forty-nine percent (49%) of the equity interest in Beijing Metro Media as of the date hereof, and has a thirty-four-point-three percent (34.3%) indirect interest in the Beijing Metro Advertisement Equity Interest, which is represented by Beijing Metro Media’s seventy percent (70%) equity interest in Beijing Metro Advertisement; CITIC Cultural has all the absolute right and authority under PRC Laws to receive and transfer all of its rights, title and interest in and to the NOP Interest under the Agreement;

7.                                       The Franchise Agreement is legitimate and valid under PRC laws, and constitutes a legally binding agreement for Beijing Metro Media enforceable in accordance with its terms.  Beijing Metro Media duly possesses exclusive right to distribute publications and

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print advertisements in the area of Line 1 and Line 2 of the subway system in Beijing City for a duration of fifteen years commencing from the date on which the Business License of Beijing Metro Media is issued under the terms of the Franchise Agreement;

8.                                       According to Article 5.1 and Article 7 of the Franchise Agreement, Beijing Metro Media shall obtain Publication Distribution License from relevant authority within six months from the date of execution of the Franchise Agreement; and if Beijing Metro Media fails to do so, Beijing Metro Group Co., Ltd. shall have the right to terminate the Franchise Agreement before the duration of which expires.  Beijing Metro Group Co., Ltd, agreed to grant Beijing Metro Media an extension of the period for it to obtain the above license, which shall be six months commencing from October 9, 2003.

9.                                       By the confirmation letter addressed to Beijing Metro Media and Beijing Metro Advertisement dated October 9, 2003, Beijing Metro Group Co., Ltd. expanded the scope of the franchise held by Beijing Metro Media pursuant to the Franchise Agreement from Line 1 and Line 2 of the subway system in Beijing City to all of the subway system in Beijing City.  According to the aforementioned confirmation letter, both Beijing Metro Media and Beijing Metro Advertisement, by authorization of Beijing Metro Group Co., Ltd., duly possesses the right to distribute print advertisements in all of the subway system in Beijing City;

10.                                 Beijing Metro Advertisement has duly obtained the Advertising Operation License to engage in the business of the design, production, agency and publication of advertisements;

11.                                 CITIC Cultural has the full rights, corporate power and authority to execute and deliver, or perform any of its obligations under the Agreement; and all action required to be taken for the due and proper authorization, execution and delivery by it of the Agreement and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

12.                                 The Agreement has been duly authorized and executed by CITIC Cultural.  If PRC law were applied as the governing law in the Agreement, the Agreement will constitute a legally binding agreement for CITIC Cultural, enforceable in accordance with its own terms.

13.                                 Both the execution or delivery of the Agreement and performance of any obligation thereunder by CITIC Cultural are within its business scope as prescribed by its Articles of Association and approved by Beijing AIC and covered under its Enterprise Legal Person Business Licence;

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14.                                 There is no mandatory requirement under currently existing PRC laws and administrative regulations that the execution or delivery of the Agreement or performance of any of obligations thereunder by CITIC Cultural shall be subject to any additional approval by any PRC governmental authorities, particularly PRC State Assets Administration Authority, since the transactions contemplated under the Agreement does not involve any transfer or variation of equity interest of CITIC Cultural or any of its subsidiaries, and CITIC Cultural is not de facto controlled by Stated-owned shareholding;

15.                                 A Verification Certificate shall be applied and obtained by CITIC Cultural from Beijing Municipal Administration of Foreign Exchange before each NOP Transfer in order to purchase sufficient amount of foreign exchange for each NOP Transfer from and remit the same through banks authorized to conduct foreign exchange business, within PRC.

This opinion is addressed to you in connection with the Agreement and the transfer of NOP Interest thereunder.  It may not be produced or referred to or relied upon by any person other than yourselves and Beijing Multimedia or for any other purpose and neither its contents nor its existence may be disclosed without our prior written consent, save that its delivery may be referred to as a condition of the Agreement, and its existence may be referred to in any list of closing documents.

/s/ Jeff Liu
Jeff Liu
Member of the Firm

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